Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

electroCore, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-232655) on Form S-3 and (No. 333-225864) on Form S-8 of electroCore Inc. Subsidiaries and Affiliate of our report dated March 30, 2020, with respect to the balance sheets of electroCore Inc. Subsidiaries and Affiliate as of December 31, 2019 and 2018, and related consolidated statements of operations, comprehensive loss, changes in stockholders equity and members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the “financial statements”) which report appears in the December 31, 2019 annual report on Form 10-K of electroCore Inc.

Our report dated March 30, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey

March 30, 2020